Exhibit 99.1

Gap Inc. Completes $1.95 Billion Three-Year Credit Structure to Replace Existing Facility

New Agreements will Lower Interest Expense and Increase

Company’s Financial Flexibility

SAN FRANCISCO – Wednesday, June 25, 2003 – Gap Inc. (NYSE:GPS) today announced the completion with major commercial banks of a three-year secured $750 million revolving credit facility. In addition, the company has executed agreements securing $1.2 billion in letter of credit issuing capacity. The letter of credit agreements also have three-year terms and will be secured by about $1.2 billion in cash, using a portion of the company’s large cash balances.

The new facilities replace a two-year $1.4 billion secured facility scheduled to expire in March 2004. By securing the new letter of credit facility with cash, the company is minimizing the credit risk to issuing banks and will reduce its net interest expense. The cash securing the letter of credit facility will be reported as “restricted cash” on the company’s balance sheet; the company will continue earning interest income on the restricted cash. The company had a $2.8 billion cash balance at the end of its first quarter.

Based on these new facilities, the company expects to save about $10 million in interest for the remainder of its 2003 fiscal year. As a result, the company expects gross interest expense for the 2003 fiscal year to be $240 million to $245 million compared with the previous guidance of $250 million to $255 million. By quarter, the company expects interest expense to be $64 million to $69 million in the second quarter, $55 million to $60 million in the third quarter, and $55 million to $60 million in the fourth quarter.

“We’re pleased to complete this more favorable credit structure well ahead of the expiration of our current facility,” said Sabrina Simmons, Senior Vice President and Treasurer of Gap Inc. “With our ongoing emphasis on cash management and our improved business performance, we’re confident that we have ample cash on hand to secure the new letter of credit facility, while also maintaining sufficient reserves for other business purposes. These new agreements lower our interest expense and increase our financial flexibility.”